Exhibit 99

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@scbt.net

Southern Community Financial Corp.

Reports Earnings for the Second Quarter 2004

July 23, 2004. Midlothian, Virginia.  Thomas W. Winfree, President and Chief Executive Officer of Southern Community Financial Corp. (the “Company”) (NASDAQ symbol: SCBV) Midlothian, Virginia announced today the Company’s earnings for the three months ended June 30, 2004 of $259,172 or $0.14 per fully diluted share, compared to a loss of $(49,280) or $(0.03) per share for the same period in 2003.  Earnings for the second quarter of 2004 reflect consolidated results of the Company’s wholly owned subsidiary, Southern Community Bank & Trust (the “Bank”), and the Bank’s three subsidiaries, Community First Mortgage Corporation, Chippenham Insurance Agency, Inc, and Southern Community Services, Inc.

Mr. Winfree stated, “We are very pleased to report record earnings for the quarter that far surpass any previously reported period.  We believe this profitable trend will continue throughout 2004”.  He further stated, “It is very gratifying to see the investments we have made the last two years result in strong earnings for our stockholders.”

Craig D. Bell, Chairman of the Board of Directors added, “Growth has been the key to our profitability.  We believe the Company has now attained a size that will sustain strong earnings in the future.”  This growth, from $100,452,000 in total assets at June 30, 2003 to $135,291,000 in total assets at June 30, 2004, has resulted in the Company’s current profitable operations.

Continued…

The second quarter of 2004 was the most successful in the history of Southern Community Financial Corporation.  The improvement in the Company’s results of operations for the second quarter of 2004 of approximately $308,000 over the results in 2003 is attributable primarily to growth.  The Company’s primary source of income, net interest income, increased by approximately $487,000 from 2003 to 2004 due to the growth of our loan portfolio.  Additionally, noninterest income increased by approximately $333,000 from 2003 to 2004, primarily from the operations of the mortgage company.

Loans and deposits continue to grow and the newly acquired mortgage and insurance subsidiaries have enabled the Company to move closer to its goal of being a “Full Financial Services Provider”.  For the first six months of 2004, net loans increased by $16,762,000, or 18.3%, and deposits increased by $20,049,000, or 20.8%.  The growth in deposits funded the loan growth as well as increased the Company’s liquid assets (cash and due from banks, federal funds sold and securities available for sale) by $1,746,000.

The provision for loan losses for the quarter ended June 30, 2004 was $56,900 compared to a provision of $136,000 for the quarter ended June 30, 2003.  The allowance for loan losses at June 30, 2004 amounted to $1,220,000, which was 1.11% of net loans outstanding at that date.

Stockholders’ equity totaled $13,811,000 at June 30, 2004, which represents a book value of $8.07 per share.  At June 30, 2004, the Company exceeded all regulatory capital requirements.

Mr. Winfree commented, “Our investments in the development of a strong staff and appealing product mix are beginning to pay off.  We have carved out a market niche that will allow us to grow this year and for years to come.  We have nurtured strong relationships with customers who share both our vision for community banking and our displeasure for the mega-banks that are controlled from outside Virginia.”

The Bank will be opening two new branches in the latter half of 2004 – one in its new headquarters building at Alverser Drive and one at the corner of Genito and Coalfield Roads. Mr. Winfree noted, “We are excited about these locations and believe they will significantly increase our franchise value”.

The Company also plans to work toward developing a brand to provide one banner for all the companies in the SCFC family. There will be an announcement in this regard in the near future.

Continued…

Southern Community Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Southern Community Bank & Trust.  The Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank offers a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

The Company cautions readers that the statements contained in this press release regarding the Bank's future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the Bank's Annual Report on Form 10-KSB for the period ended December 31, 2003, as filed with the Federal Deposit Insurance Corporation.

Continued…

Financial Highlights
(Dollars in thousands, except per share amounts)

Balance Sheet Data
	June 30,	December 31,
	2004	2003
	(Unaudited)

Total assets	$135,291	$ 115,060
Investment securities	8,342	8,624
Loans, net	108,284	91,523
Deposits	116,372	101,470
Borrowings	4,837	4,804
Stockholders' equity	13,811	13,590
Book value per share	$ 8.07	$ 7.94

Seleted Operating Data
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)

Interest income	$ 1,870	$ 1,165	$ 3,528	$ 2,224
Interest expense	675	458	1,280	899
Net interest income before
provision for loan losses	1,195	707	2,248	1,325
Provision for loan losses	57	136	161	247
Noninterest income	472	139	810	241
Noninterest expenses	1,351	759	2,636	1,458
Net income (loss)	259	(49)	261	(139)
Income (loss) per share
Basic	$ 0.15	$ (0.03)	$ 0.15	$ (0.08)
Diluted	$ 0.14	$ (0.03)	$ 0.15	$ (0.08)

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